Exhibit 10.1(br)

AMENDMENT NUMBER ONE

TO THE

FACTORY PENSION PLAN OF SAUER-DANFOSS (LASALLE) AND INTERNATIONAL UNION, UNITED AUTOMOBILE,  AEROSPACE AND AGRICULTURAL IMPLEMENT WORKERS OF AMERICA, AND IT’S LOCAL UNION NO. 285, AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 1999

WHEREAS, Sauer-Danfoss (US) Company (previously known as Sauer-Sundstrand Company) (the “Company”) sponsors the Factory Pension Plan of Sauer-Danfoss (LaSalle) and International Union, United Automobile, Aerospace and Agricultural Implement Workers of America, and Its Local Union No. 285 (the “Plan”); and

WHEREAS, the Company and the UAW Local 285 (the “Union”) have agreed to change certain terms affecting retirement benefits under the Plan;

NOW, THEREFORE, pursuant to Section 19.2 of the Plan, the Company hereby amends the Plan as follows, effective as of the dates set forth below:

1.             A new Section 4.4 is hereby added to the Plan, effective September 1, 2001, except as otherwise provided therein, to read in its entirety as follows:

“4.4         Cash Balance Employees.  Notwithstanding any other provision of the Plan, effective September 1, 2001, a Retirement Benefit for Employees who are described in subsections (a) and (b) of this Section 4.4 shall be accrued solely under the cash balance formula in accordance with Appendix C.

(a)                                  Automatic Coverage Under Cash Balance Formula.  A Retirement Benefit shall be determined in accordance with the cash balance formula in Appendix C for all Employees who are hired by the Employer on or after October 29, 1997.

(b)                                 Special Election for Coverage Under Cash Balance Formula.  A Retirement Benefit shall be determined under the cash balance formula in Appendix C for all Employees not described in subsection (a) who are eligible to elect and do elect, pursuant to a one-time election made in accordance with uniform, nondiscriminatory Plan procedures (at any time during the term of the contract), to cease and waive future benefit accruals under the multiplier formula set forth in Schedule I effective August 31, 2001 and begin accruing benefits, if any, under the cash balance formula described in Appendix C, effective September 1, 2001.  Employees who make the election under this subsection (b) shall be eligible to participate in the Sauer-Danfoss LaSalle Factory Employee Savings Plan (formerly known as the Sauer-Sundstrand LaSalle Factory Employee Savings Plan) as of the date of such Special Election and subject to the terms of that Plan.  Employees eligible to make the election described in this subsection (b) are all persons who are Employees of the Employer on September 1, 2001.”

2.             A new Section 6.4 is hereby added to the Plan, effective September 1, 2001, to read as follows:

“6.4         Early Retirement Incentives.  If the Company implements any early retirement incentive program for employees of the Company generally, between May 1, 2001 and January 1, 2002, an Employee who retires during the period covered by the program shall be eligible to receive such early retirement incentives, even if the Employee retired prior to the adoption of the early retirement incentive program.

3.             Section 13.1 (b) is amended by replacing the last row of the chart therein with the following two rows at the bottom of the chart:

“ON OR AFTER	AND ON OR BEFORE	MONTHLY BENEFIT

September 1, 2000	April 30, 2001	$1,550
May 1, 2001	—	$1,800	”

4.             Schedule 1 to the Plan is amended by replacing the last row of the chart therein with the following two rows at the bottom of the chart:

“ON OR AFTER	AND ON OR BEFORE	SHALL BE

September 1, 2000	April 30, 2001	$29.00
May 1, 2001	—	$37.00	”

5.             Schedule 1 to the Plan is further amended by adding the following to the end thereof:

“Effective September 1, 2001, all retired Employees shall receive a Benefit Amount calculated by increasing by $1.50 the amount multiplied by each such Employee’s Years of Participation.”

6.             A new Appendix C is added after Appendix B, in the form of the Appendix C attached to this Amendment Number One and made a part hereof.

IN WITNESS WHEREOF, the Company has authorized the execution on its behalf of this Amendment Number One this 6th day of February, 2002.

Sauer-Danfoss (U.S.) Company	UAW, Local Union No. 285

/s/ MATTHEW K. BENDLER	/s/ WILLIAM C. FALASSI

/s/ SUZANNE R. SOBKOWIAK	/s/ PATRICIO ESCATEL

 “APPENDIX C TO FACTORY PENSION PLAN OF

SAUER-DANFOSS (LASALLE) AND INTERNATIONAL UNION,

UNITED AUTOMOBILE, AEROSPACE AND AGRICULTURAL IMPLEMENT

WORKERS OF AMERICA, AND ITS LOCAL UNION NO. 285

This Appendix C to the Factory Pension Plan of Sauer-Danfoss (LaSalle) and International Union, United Automobile, Aerospace and Agricultural Implement Workers of America, and Its Local Union No. 285 is applicable, effective September 1, 2001, only to those Employees identified in Section 4.4 of the Plan whose benefits are accrued in accordance with the cash balance formula (hereinafter referred to in this Appendix C as “Cash Balance Employees”).  The provisions of the Plan shall apply to such Cash Balance Employees with the following modifications:

1.             Cash Balance Account.  An account (hereinafter referred to as the “Cash Balance Account”) shall be established and maintained for each Cash Balance Employee.  The Cash Balance Account for each Cash Balance Employee shall have an opening balance of zero.  A Cash Balance Employee’s Cash Balance Account shall be credited with “Regular Contribution Credits” and “Interest Credits” each as defined under Sections 2 and 3 of this Appendix C, respectively.  Cash Balance Accounts shall be bookkeeping accounts only, and neither the establishment nor maintenance thereof shall create any right in any Cash Balance Employee to any specific assets of the Plan.  Upon a Cash Balance Employee’s Annuity Starting Date his Cash Balance Account shall cease to exist.  The term “Annuity Starting Date” shall mean the first day of the first month for which a benefit is payable as an annuity to a Cash Balance Employee.

2.             Regular Contribution Credits.  For each Plan Year, an amount shall be credited to the Cash Balance Account of each Cash Balance Employee who was employed as an Employee during such Plan Year (the “Regular Contribution Credit”).  In the case of a Cash Balance Employee who is employed on the last day of the Plan Year, the Regular Contribution Credit shall be credited to the Cash Balance Employee’s Cash Balance Account as of the last day of such Plan Year.  In the case of a Cash Balance Employee who terminates employment during the Plan Year, the Regular Contribution Credit shall be credited to his Cash Balance Account as of the date of the Cash Balance Employee’s termination of employment. The Regular Contribution Credit shall be an amount equal to 2% of the Cash Balance Employee’s “Pay” received as an Employee during the Plan Year.  For purposes of this Section, “Pay” means the Employee’s base wages, overtime and bonuses.  Notwithstanding the above, a Cash Balance Employee who is absent from work due to a disability for which he is entitled to benefits under a Disability Income Plan maintained by the Employer shall continue to have Regular Contribution Credits credited to his Cash Balance Account for as long as he is entitled to benefits under such Disability Income Plan.  Such Regular Contribution Credits shall be based on the disabled Cash Balance Employees’ rate of Pay just prior to becoming disabled.

3.             Interest Credits. As of the last day of each Plan Year, interest shall be credited to the Cash Balance Account of each Cash Balance Employee who has a Cash Balance Account as of the first day of such Plan Year (the “Interest Credit”).  A Cash Balance Employee’s Cash Balance Account shall continue to be credited with Interest Credits until (i) the Cash Balance Employee’s Annuity Starting Date or (ii) solely in the case of a Cash Balance Employee who terminates employment before becoming vested, the date that the Cash Balance Employee’s Period of Severance exceeds 5 years, at which point the Cash Balance Employee will be deemed to have received a distribution of his entire interest in the Plan accrued as of that date.  Interest Credit added to a Cash Balance Account for each Plan Year shall be the amount determined by multiplying the balance of such Cash Balance Account on the first day of the Plan Year by the one year Treasury bill rate in effect as of the first business day of such Plan Year, as published in the Wall Street Journal on such business day.  Notwithstanding the prior provisions of this Section 3, if the Cash Balance Employee’s Annuity Starting Date occurs during the applicable Plan Year, the Interest Credit shall be prorated on a monthly basis for that portion of the Plan Year before such Annuity Starting Date and shall be credited to the Cash Balance Employee’s Cash Balance Account as of such Annuity Starting Date.

4.             Retirement Benefit.  As of any determination date, a Cash Balance Employee’s Retirement Benefit is equal to;  (a) the amount of his Cash Balance Account as of such date converted into a single life annuity on the basis of the Actuarial Equivalent factors for lump sum distributions, and (b) the Retirement Benefit expressed as a single life annuity that the Cash Balance Employee accrued as of December 31, 2001 under the multiplier formula set forth in Schedule 1 using a 29.00 multiplier (including any early retirement subsidy for which the Cash Balance Employee becomes eligible, whether before, on, or after that date, if applicable.

5.             Death Before Commencement. The Surviving Spouse of a deceased Cash Balance Employee shall be eligible to receive a Survivor Benefit in accordance with the provisions of Article XI of the Plan, provided that the amount of any such Survivor Benefit shall be determined based on the methodology set forth in Section 4 of this Appendix C for the deceased Cash Balance Employees’ Retirement Benefit.